EXHIBIT 16.1 LETTER ON CHANGE IN CERTIFYING ACCOUNTANT FROM WEINICK SANDERS LEVENTHAL & CO., LLP


July 28, 2005


Securities and Exchange Commission
Office of Chief Accountant
Washington, D.C. 20549


Gentlemen:

We have read Item 4.01 of the Form 8-K dated July 28, 2005 of Medstrong International Corporation and are in agreement with the statements contained in the first and fourth paragraphs therein. We have no basis to agree or disagree with the other statements of the Registrant contained therein.


Very truly yours,


/s/Weinick Sanders Leventhal & Co., LLP
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Weinick Sanders Leventhal & Co., LLP
Certified Public Accountants